Exhibit 24.1
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS:
     That each person whose signature appears below, as a Director and/or Officer of Piper Jaffray Companies (the “Company”), a Delaware corporation with its general offices in the city of Minneapolis, Minnesota, does hereby make, constitute and appoint Andrew S. Duff, Thomas P. Schnettler and James L. Chosy, or any one of them acting alone, his or her true and lawful attorneys, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities, to execute and sign a registration statement or registration statements on Form S-8 covering the registration of securities of the Company to be issued under the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan (as amended and restated effective May 7, 2008) as approved by the Board of Directors of the Company, and any amendments or post-effective amendments to such registration statement or statements and documents in connection therewith, all to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, giving and granting unto said attorneys full power and authority to do and perform such actions as fully as they might have done or could do if personally present and executing any of said documents.
Dated and effective as of May 7, 2008.

/s/ Andrew S. Duff	/s/ Samuel L. Kaplan

Andrew S. Duff, Chairman and Chief Executive Officer	Samuel L. Kaplan, Director

/s/ Thomas P. Schnettler	/s/ Addison L. Piper

Thomas P. Schnettler, Vice Chairman and Chief Financial Officer	Addison L. Piper, Director

/s/ Timothy L. Carter	/s/ Lisa K. Polsky

Timothy L. Carter, Chief Accounting Officer	Lisa K. Polsky, Director

/s/ Frank L. Sims

Michael R. Francis, Director	Frank L. Sims, Director

/s/ B Kristine Johnson	/s/ Jean M. Taylor

B. Kristine Johnson, Director	Jean M. Taylor, Director